Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, made effective the 3rd day of October, 2024, by and between WESBANCO BANK, INC., a West Virginia banking corporation, party of the first part (hereinafter called “Bank”), and DONALD P. HILEMAN, a resident of the State of Ohio, party of the second part (hereinafter called “Consultant”).

WHEREAS, Consultant served as an executive officer and director of Premier Financial Corporation (“PFC”) and Premier Bank (“PB”) for a substantial number of years; and

WHEREAS, the Bank has offered, subject to (i) approval by the Board of Directors of PFC and execution of a definitive merger agreement; (ii) shareholder approval; and (iii) regulatory approval, to acquire PFC by merger with and into Wesbanco, Inc. (“Wesbanco”) and to acquire PB by merger with and into the Bank; and

WHEREAS, if the merger of PFC and PB with and into Wesbanco and the Bank is consummated, the Bank desires to retain the Consultant in a consulting capacity for a period of one year following the date on which the merger is consummated (the “Merger Date”) to contribute substantially to the financial performance of the Bank and the integration of PFC and PB; and

WHEREAS, given the Consultant’s considerable experience in the markets served by PB and his familiarity with the key customers and relationships in those markets, the Bank desires to retain the services of Consultant, in an advisory capacity, to assist with the transition of the respective organizations, and in connection with the continuing activities of the Bank, to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, Consultant is willing to provide such services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:

1. CONSULTING RELATIONSHIP. The Bank hereby retains Consultant to render services (as hereinafter defined) as may be requested from time to time by the Chief Executive Officer of the Bank (the “CEO”) and the named Executive Officers of the Bank. Consultant hereby agrees to render such services for the compensation herein provided, agrees to be available at such times and in such places as are mutually agreeable and with reasonable notice, and agrees to give his best efforts to such services so long as they shall be required hereunder.

2. COMPENSATION. Subject to the terms of this Agreement, Consultant shall be provided with the following compensation and benefits during the term hereof:

(A) Cash Compensation. Consultant shall be paid for the services rendered hereunder in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) per year, payable monthly, at the rate of Twelve Thousand Five Hundred Dollars ($12,500.00) on the 10th day of each month during the term of this Agreement beginning on the 10th day of the month following the Merger Date. Consultant shall receive a 1099 reflecting the gross payments made to him during the term hereof;

(B) Expenses. Consultant shall be entitled to be reimbursed his reasonable and necessary business expenses incurred in connection with the services to be performed hereunder; and

(C) Computer Access. Consultant shall continue to be provided access to the Bank’s computer systems for purposes of providing the services hereunder and shall have access to such devices as Consultant has used most recently during the term of his employment to facilitate such access. Such equipment and access shall be provided by the Bank.

3. TERM. The term of this Agreement shall be for one year beginning on the Merger Date and continuing for a period of twelve (12) months thereafter. Upon expiration of the initial term, this Agreement shall continue on a month-to-month basis thereafter until and unless either party provides notice of termination at least thirty (30) days in advance. Upon receipt of such notice of termination by either party after the initial twelve (12) month term, this Agreement shall automatically terminate on the next renewal date (i.e. the end of the following month).

4. SERVICES. The Services to be provided by Consultant hereunder shall include consultation and advice upon the request of the CEO or the various Executive Officers of the Bank on client and customer issues, serving as a liaison with customers and key relationships between the Bank and its key constituencies in the markets previously served by PB and providing advice and counsel on new business initiatives within those markets (the “Services”). Consultant may work from home or remotely in the performance of such work and shall be available on reasonable notice. The parties agree that Consultant may maintain a flexible schedule during the term hereof in the performance of the work with hours adjusted from week to week in consultation with the CEO or the Executive Officers of the Bank.

5. NON-SOLICITATION. For a term of one year following termination of this Agreement with the Bank or any of its subsidiaries, the Consultant will not, directly or indirectly either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Bank or its subsidiaries to leave the employ of the Bank or its subsidiaries, (ii) in any way interfere with the relationship between the Bank or its subsidiaries and any employee of the Bank or its subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Bank or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Bank or its subsidiaries to cease doing business with the Bank or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Bank or its subsidiaries. During the non-solicitation period, and for a term of one year following termination of employment with the Bank, the Consultant will not, directly or indirectly, either for himself or any other Person solicit the business of any Person known to the Consultant to be a customer of the Bank or its subsidiaries, whether or not the Consultant had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Bank or its subsidiaries. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mutual fund or financial institution, including, without limitation, a de novo financial institution in its organizational phase.

6. CONFIDENTIAL INFORMATION. Without the prior written consent of the Bank, Consultant shall not, directly or indirectly, divulge to any person, or use for his own benefit, any confidential information concerning the business, affairs, or customers of the Bank, acquired by him during his consulting term with the Bank or during the performance of his duties hereunder, it being the intent of the Bank and Consultant to restrict Consultant from disseminating or using any information which is unpublished and not readily available to the general public.

7. CUSTOMER INFORMATION. Any and all information disclosed by the Bank to Consultant relating in any way to customers of the Bank (“Customer Information”) shall be deemed to be confidential information. Customer Information shall consist of all material information, whether or not marked as confidential, that Consultant receives from the Bank or from any other source on the Bank’s behalf, whether written, verbal, magnetic, electronic or in any other form. Customer Information shall consist of all the Bank’s customer-related information that would permit identification of the customer traceable to the customer’s account information, including any nonpublic personal information as defined by federal law, including, but not limited to, the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801 and 6805) as it may be amended, any regulations promulgated thereunder and any other Customer Information protected by applicable state or federal law, rule or regulation. Consultant shall not use Customer Information for any purpose other than as reasonably necessary to fulfill the terms of this Agreement and shall not disclose Customer Information to any third person without the prior consent of the Bank. Consultant shall not make Customer Information available to any third parties except those with a need to know in conjunction with the performance of the Services hereunder. Consultant agrees to implement appropriate measures to ensure the security and confidentiality of all Customer Information in Consultant’s possession from time to time, including protecting against any anticipated threats or hazards to the security or integrity of the Customer Information and protecting against unauthorized access to or use of Customer Information that could result in substantial harm or inconvenience to any customer of the Bank. Consultant also agrees to permit the Bank to review the security procedures of Consultant, upon reasonable notice, to insure compliance with the provisions of the Gramm-Leach-Bliley Act and its implementing regulations.

8. ACCESS DEVICES. Access by Consultant to Customer Information shall be solely through the Bank owned and configured separate devices, used solely for this purpose, with security procedures and controls established and maintained by the Bank. Consultant agrees to abide by the security procedures and controls established by the Bank for such devices for remote use in his home in the performance of his duties hereunder.

9. DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT. Consultant may not delegate the performance of any of his obligations or duties except as to such duties as may be performed by employees of the Bank in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of the Bank. Any such purported delegation or assignment in the absence of such written consent shall be void. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto. In the event Consultant is unable or unavailable to provide the consulting Services hereunder, this Agreement shall terminate.

10. INCORPORATION BY REFERENCE. Consultant acknowledges that the Bank has adopted a Code of Business Conduct and Ethics and an Insider Trading Policy and those copies of the same have been provided to Consultant in anticipation of the performance of the Services by Consultant hereunder. Consultant agrees to abide by the Code of Business Conduct and Ethics and the Insider Trading Policies of the Bank as in existence as of the date hereof, and as may be amended, from time to time, and adopted and disclosed to Consultant. The terms and provisions of the Code of Business Conduct and Ethics and the Insider Trading Policy are hereby incorporated into this Agreement by this reference thereto.

11. GOVERNING LAW AND ENTIRE AGREEMENT. This Agreement shall be construed and governed in accordance with the laws of the State of West Virginia, contains the entire agreement between the parties with respect to the Services contemplated herein, and supersedes all previous agreements between the parties hereto, concerning such Services. This Agreement does not alter or amend any benefit plan or agreement to which Consultant was a party as an Executive Officer of PFC, except to the extent of the effects of such retirement.

12. INDEPENDENT CONTRACTOR. It is the intention of the parties hereto that Consultant shall perform the Services hereunder, upon his retirement, as an independent contractor and the consulting arrangement hereunder shall not constitute an employment relationship, nor shall Consultant be considered an employee of the Bank for any purpose.

WITNESS the following signatures:

WESBANCO BANK, INC.

By	/s/ Jeffrey H. Jackson
Its President & CEO

/s/ Donald P. Hileman DONALD P. HILEMAN

STATE OF WV,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 3rd day of October, 2024, by Jeffrey H. Jackson, President & CEO of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

/s/ Linda M. Woodfin Notary Public
My commission expires: June 9, 2024

STATE OF OHIO,

COUNTY OF DEFIANCE, TO-WIT:

The foregoing instrument was acknowledged before me this 3rd day of October, 2024, by DONALD P. HILEMAN.

/s/ David B. Figley Notary Public
My commission expires: 6-2-2029

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